Exhibit 10.5

Agreement for the Manufacturing of a Liposomal Formulation

between

Sign Path Pharmaceuticals, Inc.
45 Broadway 2nd Floor New York, NY 10006, USA

- hereinafter called „Principal“ -

and

Polymun Scientific Immunbiologische Forschung GmbH
Nussdorfer Lände 11, A-1190 Vienna, Austria

- hereinafter called „Contractor“ -

PREAMBLE

1.	Contractor is owner and authorized to dispose of the patents and patent applications listed in Annex 1 of this Agreement (hereinafter referred to as „Polymun liposome technology“).

2.
Furthermore, Contractor has technical and operational experience, knowledge, as well as other information and know-how in the field of development and utilization of the liposome technology (hereinafter referred to as „Polymun-know-how“).

3.	Principal disposes of a liposomal formulation of the active pharmaceutical ingredient curcumin.

4.
Contractor has no existing contractual relationship regarding curcumin to other parties than Principal at the date of signing this Agreement and will not enter into such contractual relationship during the term of this Agreement.

5.	The parties intend to apply the Polymun liposome technology and the Polymun-Know-how for the efficient production of a liposomal formulation of curcumin and to co-operate for that purpose.

§ 1	DEFINITIONS

1.	“Agreement” means the body of this Agreement for the Manufacturing of a Liposomal Formulation, signed by both parties including all annexes and amendments thereto.

2.	“Ingredient” means the active pharmaceutical ingredient curcumin (diferuloyl-methane) that Principal intends to use in the kind of liposomes described in Annex 2 of this Agreement.

3.
„Subject Matter of Agreement“ shall mean the development of an efficient production method for a liposomal formulation of the Ingredient and production of GMP-like material as well as GMP-compliant material by Contractor under application and utilization of the Polymun liposome technology and the Polymun-Know-how. For this purpose, Principal will make available the Ingredient and all relevant information about physical and chemical properties and descriptions of according analytical methods. Principal and Contractor will cooperate to issue specifications for the product to be manufactured and Contractor agrees to meet these specifications if possible by commercially reasonable efforts.

4.	„Contractual Intellectual Property Rights“ shall mean

a)	all patents and patent applications listed in Annex 1, as well as patents that will be issued following these patent applications;

b)
all further intellectual property rights including additional patents, process patents, etc., which Contractor will file or acquire during the term of this Agreement in connection with the liposome technology.

5.
„Contractual Know-how“ shall mean all technical and operational experience, knowledge, results from development and experiments, especially data and knowledge about production, production procedures, application technologies, reports, modifications, improvements as well as other information and know-how of Contractor regarding the liposome technology that

a)	exist directly and indirectly at signing of this Agreement at the Contractor and

b)	are acquired during the term of this Agreement.

§ 2	PROPRIETARY RIGHTS

1.
All Know-How and Proprietary Rights of Principal existing on September 6, 2007 (thereinafter referred to as “Effective Date”) hereof or arising during the term of this Agreement from the separate and independent efforts of Principal (“Background Rights of Principal”) shall be the sole and exclusive property of Principal. Contractor shall have no right or license to use any such Background Rights of Principal except as may be necessary for performing hereunder.

2.
All Know-How and Proprietary Rights of Contractor existing on the Effective Date hereof or arising during the term of this Agreement from the separate and independent efforts of Contractor (“Background Rights of Contractor”) shall be the sole and exclusive property of Contractor. Principal shall have no right or license to use any such Background Rights of Contractor except as may be necessary for performing hereunder. Notwithstanding the foregoing, Contractor and Principal may negotiate in good faith license terms for Background Rights of Contractor at any further point in time. However, Contractor shall disclose in writing any such Background Rights of Contractor as soon as practicable or prior to use, whichever occurs first, Ingredient so that Principal may have the opportunity to accept its use, provide alternatives or terminate this Agreement at Principal’s sole discretion.

3.
All Proprietary Rights arising from Development Activities of Contractor and/or its agents and subcontractors, solely by Contractor or jointly or severally with the assistance activities of Principal regarding the Ingredient (“Ingredient Resulting Proprietary Rights”), shall be the sole and exclusive property of Principal. Principal shall have the right to prepare, file, prosecute, obtain and maintain at its sole expense patent applications and patents relating to Ingredient Resulting Proprietary Rights in countries of its choice. Both parties agree that each will identify and memorialize Ingredient Resulting Proprietary Rights for itself and the other party. Contractor hereby assigns and conveys to Principal all right, title, and interest in and to such Ingredient Resulting Proprietary Rights and agrees to execute any and all legal instruments reasonably requested by Principal to effect, acknowledge, or perfect such assignment and conveyance. Notwithstanding the limitations of existing and disclosed agreements with third parties, Contractor represents and warrants that each and every officer, employee, agent and subcontractor assigned to work for Principal hereunder shall have entered into an agreement with Contractor for the assignment of relevant Ingredient Resulting Proprietary Rights to Contractor. In addition, Contractor, its agents, and subcontractors shall treat such Ingredient Resulting Proprietary Rights confidentially under the provisions of § 8 and shall have no right or license to use such Ingredient Resulting Proprietary Rights for any purpose other than as expressly set forth herein. Principal will name those employees and consultants of Contractor as inventors on patent applications who have substantially contributed to the according invention. However, Principal has no obligation whatsoever to compensate such inventors for their contribution.

4.
All Proprietary Rights arising from Development Activities of Contractor and/or its agents and subcontractors, solely by Contractor or jointly or severally with the assistance activities of Principal regarding the Polymun liposome technology in general (“PLT Resulting Proprietary Rights”), shall be the sole and exclusive property of Contractor. Contractor shall have the right to prepare, file, prosecute, obtain and maintain at its sole expense patent applications and patents relating to PLT Resulting Proprietary Rights in countries of its choice. Both parties agree that each will identify and memorialize PLT Resulting Proprietary Rights for itself and the other party. Principal hereby assigns and conveys to Contractor all right, title, and interest in and to such PLT Resulting Proprietary Rights and agrees to execute any and all legal instruments reasonably requested by Contractor to effect, acknowledge, or perfect such assignment and conveyance. Notwithstanding the limitations of existing and disclosed agreements with third parties, Principal represents and warrants that each and every officer, employee, agent and subcontractor assigned to work for Principal hereunder shall have entered into an agreement with Principal for the assignment of relevant PLT Resulting Proprietary Rights to Principal. In addition, Principal, its agents, and subcontractors shall treat such PLT Resulting Proprietary Rights confidentially under the provisions of § 8 and shall have no right or license to use such PLT Resulting Proprietary Rights for any purpose other than as expressly set forth herein. Contractor will name those employees and consultants of Principal as inventors on patent applications who have substantially contributed to the according invention. However, Contractor has no obligation whatsoever to compensate such inventors for their contribution. Notwithstanding the foregoing, Contractor and Principal may negotiate in good faith license terms for PLT Resulting Proprietary Rights at any further point in time, for which Principal shall have a right of first refusal for PLT Resulting Proprietary Rights that includes Ingredient Resulting Proprietary Rights. However, Contractor shall disclose in writing any such PLT Resulting Proprietary Rights as soon as practicable or prior to use, whichever occurs first, with the Ingredient so that Principal may have the opportunity to accept its use, provide alternatives or terminate this Agreement at Principal’s sole discretion.

§ 3	DEVELOPMENT ACTIVITIES AND RELATED OBLIGATIONS

1.
Delivery of the Subject Matter of Agreement will be in form of one or more reports about the development and test samples of the liposomal formulation of the Ingredient produced according this development. A binding working schedule is given in Annex 2 of this Agreement. During the term of this Agreement, both parties shall cooperate closely and shall share Know-How pursuant the provisions of this Agreement.

2.
Contractor shall apply and assign all necessary personnel, equipment, supplies, and all other appropriate resources at its disposal to perform its obligations under this Agreement. Contractor shall keep Principal regularly and periodically informed of the progress of the Development Activities via meetings and technical reviews. Should Contractor experience or anticipate any problems associated in performing this Agreement, Contractor shall immediately notify Principal in writing of such problems, its expected duration and the reasons thereof. The parties will consult and agree to a resolution to the problem.

§ 4	TERM AND TERMINATION

1.
The term of this Agreement begins at the Execution Date and ends on the 31st of December 2009 and can be extended upon written agreement of both parties. Timelines are given in the working schedule described in Annex 2 of this Agreement. The timeline for Part 1 of the working schedule as described in Annex 2 of this Agreement starts with the receipt of the Ingredient including all information and data according § 1.3., or at signing of this Agreement – whatever is later.

2.
Principal or Contractor may terminate this Agreement upon fifteen (15) days prior written notice to the other party if (i) either Principal or Contractor shall become insolvent or (ii) make a general assignment for the benefit of creditors, or (iii) the opening of bankruptcy proceedings is denied for lack of assets. In case of termination by Principal upon causes defined in this paragraph 4.2., Principal will receive a perpetual, world wide, non-exclusive license to use any process technology owned by or licensed to Contractor to the extent required in order to produce the liposomal formulation of the Ingredient.

3.
Principal or Contractor may terminate this Agreement at any time for any material breach of any of the provisions hereof upon thirty (30) days prior written notice to the other party, provided that during such thirty (30) – day period the default is not cured to the reasonable satisfaction of the party giving notice.

4.
In the event of termination of this Agreement pursuant to any of the above provisions, Contractor shall have a duty to mitigate its damages, including (a) cease all Development Activities for Principal pursuant to this Agreement, (b) take all steps necessary to cancel or to limit to a minimum any commitments with third parties ancillary to the Development Activities pursuant to this Agreement, (c) inventory and provide a list to Principal of all work in progress and the results of the Development Activities pursuant to this Agreement (thereinafter referred to as “Work Product”) pursuant to this Agreement, (d) upon request of Principal, promptly deliver to Principal all Work Product and transfer to Principal all drawings, all partially or fully completed deliverables, and all other Know-How comprising or forming a basis for Ingredient and Jointly Resulting Proprietary Rights.

5.
Upon the successful conclusion of Contractor’s Development Activities under this Agreement, or any extensions thereof, or upon any earlier termination hereof, Contractor shall return all materials, documentation, substances, equipment delivered by or on behalf of Principal and/or shall transfer to Principal other tangible items which were created or procured pursuant to this Agreement and relate to the Resulting Proprietary Rights (“Materials”) that Contractor may have in its possession or control. Any Materials shall be the property of Principal and, for so long as such Materials are permitted to be in the possession or control of Contractor, shall be used by Contractor only as directed by Principal. In order to assist Principal in the disposition of such Materials, Contractor shall, promptly upon the conclusion or termination of this Agreement, provide Principal with a written inventory of all such Materials. Such inventory shall be in sufficient detail to enable Principal to identify and confirm the return of the Materials formerly delivered by Principal. Principal shall further be given reasonable access to the facilities of Contractor and any involved third party contractors of Contractor in order to identify and inspect such Materials.

§ 5	PRICE, PAYMENT AND DELIVERY

1.	The price for the Subject Matter of Agreement is given in Annex 2 of this Agreement including all applicable taxes except sales/use tax.

2.
Contractor shall send to Principal individual invoices with a reference to this Agreement within thirty (30) days after the condition for a payment is fulfilled (see § 3.1.). Principal shall pay the invoiced amount within thirty (30) days after receipt of a correct invoice. Payment shall be considered made on the date Principal transfers the payment to Contractor. Payments, that are not been received within sixty (60) days after Principal receiving the according invoice will be assessed interest at the rate of 1% per month commencing as on the 31st day after Principal receiving the according invoice. Principal’s payment obligation under this § 5 shall survive any termination or expiration of this Agreement. Payment shall not constitute acceptance of the delivery. Payment shall not prejudice Principal’s right to return a nonconforming delivery nor its right to receive credit or reimbursement for such nonconforming delivery.

3.
Reports will be delivered in form of electronic files as well as hard copies. Test samples, GMP-like material and GMP material will be stored and packaged at Polymun following all applicable guidelines. Transport will to Principal or to a third party indicated by Principal will be performed by Polymun FCA (“Free Carrier”) as defined by INCOTERMS 2000 by a transport service designated by Principal.

§ 6	WARRANTIES

1.	Contractor warrants, that he is the unrestricted owner of the Contractual Intellectual Property Rights and the Contractual Know-how and that he can freely dispose of it.

2.	Contractor warrants the completeness and accuracy of his information in context with the Contractual Intellectual Property Rights, the Contractual Know-how, and the Subject Matter of Agreement.

3.
Contractor warrants that during the term of this Agreement he will not enter into an collaboration regarding the Ingredient with any other party than Principal and Principal’s partner for the Ingredient.

4.	Principal warrants that to the best of his knowledge he is entitled to conclude this Agreement regarding the Ingredient and the liposomal formulation of the Ingredient.

§ 7	MAINTENANCE OF THE CONTRACTUAL INTELLECTUAL PROPERTY RIGHTS

Contractor is obliged to maintain the Contractual Intellectual Property Rights during the term of this Agreement at his own costs.

§ 8	CONFIDENTIALITY

1.
Contractor and Principal agree to strictly keep secret and to use only for the purpose of this Agreement any data, information, know-how, results etc. (“Information”) disclosed by and received from each other or developed under the terms of this Agreement. The Information will be transferred only to those employees to the extend necessary for the implementation of this Agreement, that are themselves obliged to confidentiality.

2.	The obligation for confidentiality does not apply to Information that

a)	was in the possession of a party at the time of the conclusion of this Agreement as shown by competent evidence;

b)	at the time of the conclusion of this Agreement was in the public domain;

c)	after the conclusion of this Agreement becomes part of the public domain without a breach of this Agreement;

d)	after singing of this Agreement is disclosed to a party by a third party not under direct or indirect confidentiality obligation to the other party;

e)	was agreed between the parties for release to other parties.

3.	This confidentiality obligation is valid for ten (10) years from signing of this Agreement.

§ 9	FORCE MAJEURE

No party shall be liable to the other party in damages or otherwise by reason of any failure or delay in performance of this Agreement if such delay or failure is due to any event beyond the control of the parties, including, without limitation, fire, explosion, weather, disease, war, acts of terrorism, insurrection, civil strife, riots, government action or power failure, provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the event causing delay or failure. Any deadline or time for performance specified in this Agreement which falls due during or subsequent to the occurrence of any of the events referred to above shall be automatically extended for a period of time equal to the period of delay caused by any such event.

§ 10	GOVERNING LAW AND DISPUTE RESOLUTION

Governing Law and Arbitration. This Agreement shall be construed and governed in accordance with the laws of Austria, without giving effect to conflict of law provisions of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the President, Chief Executive Officer or designee with authority to resolve the dispute completely, of each of the parties will, as soon as practicable, confer in an attempt to resolve the dispute. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved in good faith negotiations between the parties shall be resolved in accordance with the rules, then in effect, of the American Arbitration Association.   The parties shall share equally the cost of the Arbitrators. Unless agreed in writing otherwise, the dispute shall be resolved by a board of three (3) arbitrators. If the Arbitration is brought by Principal, it shall take place in Vienna, Austria, and if brought by Contractor, it shall take place in New York City, New York, U.S.A.  Such independent arbitration shall be conducted by arbitrator(s) of sufficient education, scientific experience and national reputation to address such issues.  Unless agreed in writing otherwise, the board shall be composed of one arbitrator selected by Principal, one selected by Contractor and one selected by Principal and Contractor.  If Principal and Contractor cannot agree upon the third arbitrator within fourteen (14) days after the notice of arbitration, the third arbitrator shall be selected by the American Arbitration Association in accordance with its rules.  The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

§ 11	MISCELLANEOUS

1.	This Agreement shall be executed in two (2) copies in English language. Each party shall receive a duly signed copy. Annex 1 and Annex 2 mentioned in this Agreement form an integral part thereof.

2.
The acts to be taken by each party are undertaken by it as an independent contractor and not as an agent or partner of the other party. Neither party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any contractual obligations, expenses, or liabilities whatsoever.

3.
Should any provision of this Agreement or any provision subsequently inserted into it be or become completely or partially invalid or impracticable, the validity of the remainder of the provisions of the Agreement shall not be affected thereby. The same shall apply should the Agreement contain an unintended gap. The invalid or impracticable provision shall be replaced by, and the gap shall be closed by an appropriate provision which to the extent legally permissible comes closest to what the parties wanted or would have wanted in view of the purpose and intent of this Agreement if they had considered the point when concluding this Agreement, or subsequently inserting the provision into it.

4.	Without the prior written consent of Principal, Contractor is not entitled to transfer/assign any rights/obligations under this Agreement to a third party.

5.
Any notice of legal content must be sent in writing by registered mail or fax with a conformation copy by mail to the last named address of the other party for being legally valid. In case of a time limit, the date of the postmark is applied.

6.	No verbal subsidiary agreements have been made. Modifications/amendments to or extensions of this Agreement are only valid if in writing and signed for and on behalf of both parties.

7.	This Agreement supersedes all prior agreement, arrangements and undertakings, relating to the subject hereof between the parties.

For Principal:	For Contractor:

/s/ Lawrence Helson M.D. 9/6/07	/s/ H. Katinger
(signature/date)	(signature/date)

Lawrence Helson M.D. CEO	H. Katinger CEO
(name/position)	(name/position)